Exhibit 99.2

The following information replaces Item 1 (Financial Statements) previously filed by Oshkosh Corporation in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2009.  All other portions of such Quarterly Report on Form 10-Q are unchanged.

PART I — FINANCIAL INFORMATION

ITEM 1.                             FINANCIAL STATEMENTS

OSHKOSH CORPORATION

Condensed Consolidated Statements of Operations

(In millions, except per share amounts; unaudited)

	Three Months Ended
	December 31,
	2009	2008

Net sales	$2,434.1	$1,328.7
Cost of sales	1,954.9	1,179.1
Gross income	479.2	149.6

Operating expenses:
Selling, general and administrative	114.8	107.8
Amortization of purchased intangibles	15.4	16.2
Intangible asset impairment charges	23.3	—
Total operating expenses	153.5	124.0
Operating income	325.7	25.6

Other income (expense):
Interest expense	(50.8)	(44.1)
Interest income	0.9	1.2
Miscellaneous, net	0.2	3.3
	(49.7)	(39.6)
Income (loss) from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	276.0	(14.0)
Provision for (benefit from) income taxes	103.2	(1.8)
Income (loss) from continuing operations before equity in earnings of unconsolidated affiliates	172.8	(12.2)
Equity in (losses) earnings of unconsolidated affiliates, net of tax	(0.3)	0.5
Income (loss) from continuing operations, net of tax	172.5	(11.7)
Discontinued operations, net of tax	(2.9)	(9.1)
Net income (loss)	169.6	(20.8)
Net loss attributable to the noncontrolling interest	—	0.2
Net income (loss) attributable to Oshkosh Corporation	$169.6	$(20.6)

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-basic:
Income (loss) from continuing operations	$1.93	$(0.16)
Discontinued operations	(0.03)	(0.12)
	$1.90	$(0.28)

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-diluted:
Income (loss) from continuing operations	$1.90	$(0.16)
Discontinued operations	(0.03)	(0.12)
	$1.87	$(0.28)

The accompanying notes are an integral part of these financial statements.

OSHKOSH CORPORATION

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts; unaudited)

	December 31,	September 30,
	2009	2009
Assets
Current assets:
Cash and cash equivalents	$858.1	$530.4
Receivables, net	607.9	563.8
Inventories, net	806.3	789.7
Deferred income taxes	79.2	75.5
Other current assets	194.0	183.8
Total current assets	2,545.5	2,143.2
Investment in unconsolidated affiliates	35.6	37.3
Property, plant and equipment, net	394.6	410.2
Goodwill	1,054.3	1,077.3
Purchased intangible assets, net	946.1	967.8
Other long-term assets	133.1	132.2
Total assets	$5,109.2	$4,768.0

Liabilities and Equity
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$1.1	$15.0
Accounts payable	823.6	555.8
Customer advances	839.3	731.9
Payroll-related obligations	65.7	74.5
Income taxes payable	4.9	3.1
Accrued warranty	75.0	72.8
Other current liabilities	205.4	205.5
Total current liabilities	2,015.0	1,658.6
Long-term debt, less current maturities	1,854.6	2,023.2
Deferred income taxes	231.0	239.6
Other long-term liabilities	322.2	330.3
Commitments and contingencies
Equity:
Preferred stock ($.01 par value; 2,000,000 shares authorized; none issued and outstanding)	—	—
Common Stock ($.01 par value; 300,000,000 shares authorized; 89,511,389 and 89,495,337 shares issued, respectively)	0.9	0.9
Additional paid-in capital	623.0	619.5
Retained earnings (accumulated deficit)	138.8	(30.8)
Accumulated other comprehensive loss
Cumulative translation adjustments	32.2	41.2
Minimum pension liability adjustments	(83.4)	(84.3)
Gains (losses) on derivatives	(25.1)	(31.6)
Total accumulated other comprehensive loss	(76.3)	(74.7)
Common Stock in treasury, at cost (64,215 shares at September 30, 2009)	—	(0.8)
Total Oshkosh Corporation shareholders’ equity	686.4	514.1
Noncontrolling interest	—	2.2
Total equity	686.4	516.3
Total liabilities and equity	$5,109.2	$4,768.0

The accompanying notes are an integral part of these financial statements.

OSHKOSH CORPORATION

Condensed Consolidated Statements of Equity

(In millions, except per share amounts; unaudited)

	Oshkosh Corporation’s Shareholders
			Retained	Accumulated	Common
		Additional	Earnings	Other	Stock in	Non-
	Common	Paid-In	(Accumulated	Comprehensive	Treasury	Controlling	Comprehensive
	Stock	Capital	Deficit)	Income (Loss)	at Cost	Interest	Income (Loss)

Balance at September 30, 2009	$0.9	$619.5	$(30.8)	$(74.7)	$(0.8)	$2.2
Sale of discontinued operations	—	—	—	—	—	(2.2)
Comprehensive income:
Net income	—	—	169.6	—	—	—	$169.6
Change in fair value of derivative instruments, net of tax of $5.2	—	—	—	6.5	—	—	6.5
Minimum pension liability adjustment, net of tax of $0.5	—	—	—	0.9	—	—	0.9
Currency translation adjustments	—	—	—	(9.0)	—	—	(9.0)
Comprehensive income							$168.0
Exercise of stock options	—	0.1	—	—	0.8	—
Stock-based compensation and award of nonvested shares	—	3.2	—	—	—	—
Other	—	0.2	—	—	—	—
Balance at December 31, 2009	$0.9	$623.0	$138.8	$(76.3)	$—	$—

Balance at September 30, 2008	$0.7	$250.7	$1,082.9	$55.7	$(1.4)	$3.3
Comprehensive loss:
Net loss	—	—	(20.6)	—	—	(0.2)	$(20.8)
Change in fair value of derivative instruments, net of tax of $15.2	—	—	—	(24.5)	—	—	(24.5)
Minimum pension liability adjustment, net of tax of $0.4	—	—	—	0.6	—	—	0.6
Currency translation adjustments	—	—	—	(22.4)	—	(0.2)	(22.6)
Comprehensive loss							$(67.3)
Cash dividends ($0.10 per share)	—	—	(7.4)	—	—	—
Stock-based compensation and award of nonvested shares	—	1.5	—	—	—	—
Other	—	(0.2)	—	—	—	—
Balance at December 31, 2008	$0.7	$252.0	$1,054.9	$9.4	$(1.4)	$2.9

The accompanying notes are an integral part of these financial statements.

OSHKOSH CORPORATION

Condensed Consolidated Statements of Cash Flows

(In millions; unaudited)

	Three Months Ended
	December 31,
	2009	2008
Operating activities:
Net income (loss)	$169.6	$(20.8)
Non-cash asset impairment charges	23.3	—
Loss on sale of discontinued operations, net of tax	2.9	—
Depreciation and amortization	37.4	38.0
Other non-cash adjustments	(13.6)	10.9
Changes in operating assets and liabilities	286.4	252.1
Net cash provided by operating activities	506.0	280.2

Investing activities:
Additions to property, plant and equipment	(11.9)	(9.7)
Additions to equipment held for rental	(1.0)	(5.9)
Proceeds from sale of property, plant and equipment	0.4	0.3
Proceeds from sale of equipment held for rental	3.4	0.7
Other investing activities	(0.1)	(0.7)
Net cash used by investing activities	(9.2)	(15.3)

Financing activities:
Repayment of long-term debt	(167.9)	(25.2)
Net repayments under revolving credit facility	—	(55.1)
Proceeds from exercise of stock options	0.9	—
Dividends paid	—	(7.4)
Net cash used by financing activities	(167.0)	(87.7)

Effect of exchange rate changes on cash	(2.1)	(4.6)
Increase in cash and cash equivalents	327.7	172.6
Cash and cash equivalents at beginning of period	530.4	88.2
Cash and cash equivalents at end of period	$858.1	$260.8

Supplemental disclosures:
Cash paid for interest	$64.8	$45.1
Cash paid for income taxes	129.7	9.7

The accompanying notes are an integral part of these financial statements.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.              Basis of Presentation

In the opinion of management, the accompanying unaudited Condensed Consolidated Financial Statements contain all adjustments (which include normal recurring adjustments) necessary to present fairly, the financial position, results of operations and cash flows for the periods presented.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).  These Condensed Consolidated Financial Statements should be read in conjunction with the audited financial statements and notes thereto included in Oshkosh Corporation’s (the “Company”) Annual Report on Form 10-K for the year ended September 30, 2009.  The interim results are not necessarily indicative of results for the full year.  In connection with preparation of the Condensed Consolidated Financial Statements, the Company evaluated subsequent events through January 28, 2010, which is the date the Company filed its Form 10-Q with the Securities and Exchange Commission.

In October 2009, the Company sold its 75% ownership interest in BAI Brescia Antincendi International S.r.l. (“BAI”).  BAI, a European fire apparatus manufacturer, had sales of $42.2 million in fiscal 2009 and was previously included in the Company’s fire & emergency operating segment.  The historical operating results of this business have been reclassified and are now presented in “Discontinued operations, net of tax,” in the Condensed Consolidated Statements of Operations.

New Accounting Standards — In September 2007, the Financial Accounting Standards Board (“FASB”) issued a new standard on fair value measurements, which defined fair value, established a framework for measuring fair value and expanded disclosures about fair value measurements.  The fair value standard clarified the definition of exchange price as the price between market participants in an orderly transaction to sell an asset or transfer a liability in the market in which the reporting entity would transact business for the asset or liability, that is, the principal or most advantageous market for the asset or liability.  Effective October 1, 2008, the Company partially adopted the fair value standard but did not adopt it for non-financial assets and liabilities which are not recognized or disclosed at fair value on a recurring basis.  Effective October 1, 2009, the Company adopted the fair value standard for non-financial assets and liabilities which are not recognized or disclosed at fair value on a recurring basis.  The adoption of the remaining provisions of the fair value standard did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.  See Note 11 of the Notes to Condensed Consolidated Financial Statements for additional information regarding fair value measurement disclosures.

In December 2007, the FASB issued a new standard on business combinations, which requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, at their fair values as of that date.  Acquisition-related transaction and restructuring costs are expensed rather than treated as acquisition costs and included in the amount recorded for assets acquired.  The new business combination standard became effective for the Company on a prospective basis for all business combinations for which the acquisition date is on or after October 1, 2009.  The new business combination standard also amends FASB Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to October 1, 2009 would also apply the provision of the new business combination standard.  At September 30, 2009, the Company had $20.1 million of tax contingencies associated with acquisitions that closed prior to October 1, 2009.  Any adjustments required upon resolution of these contingencies will now be reflected in “Provision for (benefit from) income taxes” in the Condensed Consolidated Statements of Operations, whereas, under the previous standard, they would have been recorded as adjustments to goodwill.

In December 2007, the FASB issued a new standard on noncontrolling interests in consolidated financial statements, which clarified that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  The Company adopted the new noncontrolling interests standard as of October 1, 2009.  The adoption of the new noncontrolling interests standard did not have a material impact on the Company’s financial condition, results of operations and cash flows.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

In June 2009, the FASB issued a new standard to address the elimination of the concept of a qualifying special purpose entity.  The new variable interest standard also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity.  Additionally, the new variable interest standard provides more timely and useful information about an enterprise’s involvement with a variable interest entity.  The Company will be required to adopt the new variable interest standard as of October 1, 2010.  The Company is currently evaluating the impact of the new variable interest standard on the Company’s financial condition, results of operations and cash flows.

2.              Discontinued Operations

In July 2009, the Company completed the sale of its ownership in Geesink Group B.V., Geesink Norba Limited and Norba A. B. (collectively, “Geesink”) for nominal cash consideration.  Geesink, a European refuse collection vehicle manufacturer, was previously included in the Company’s commercial operating segment.

In October 2009, the Company sold its 75% ownership interest in BAI for nominal cash consideration.  Following reclassification of $0.8 million of cumulative translation adjustments out of equity, the Company recorded a small after tax loss on the sale, which was recognized in the first quarter of fiscal 2010 and has been included in discontinued operations.  BAI, a European fire apparatus manufacturer, was previously included in the Company’s fire & emergency operating segment.

The historical results of operations of these businesses for the three months ended December 31, 2008 have been reclassified and are now included in discontinued operations in the Condensed Consolidated Statements of Operations (in millions):

Net sales	$57.4
Cost of sales	55.6
Gross income	1.8
Operating expenses:
Selling, general and administrative	10.2
Amortization of purchased intangibles	0.1
Intangible asset impairment charges	—
Total operating expenses	10.3
Operating loss	(8.5)
Other expense	(0.6)
Loss before income taxes	(9.1)
Benefit from income taxes	—
Discontinued operations, net of tax	$(9.1)

The Company has elected not to reclassify BAI balances in the Condensed Consolidated Balance Sheet as of September 30, 2009.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

3.              Receivables

Receivables consisted of the following (in millions):

	December 31,	September 30,
	2009	2009
U.S. government
Amounts billed	$331.1	$243.1
Cost and profits not billed	18.8	5.9
	349.9	249.0
Other trade receivables	229.6	289.9
Finance receivables	55.3	46.7
Notes receivables	64.1	66.5
Other receivables	29.1	26.9
	728.0	679.0
Less allowance for doubtful accounts	(43.0)	(42.0)
	$685.0	$637.0

Current receivables	$607.9	$563.8
Long-term receivables	77.1	73.2
	$685.0	$637.0

Costs and profits not billed generally will become billable upon the Company achieving certain contract milestones.

Finance receivables represent sales-type leases resulting from the sale of the Company’s products.  Finance receivables generally include a residual value component.  Residual values are determined based on the expectation that the underlying equipment will have a minimum fair market value at the end of the lease term.  This residual value accrues to the Company at the end of the lease.  The Company uses its experience and knowledge as an original equipment manufacturer and participant in end markets for the related products along with third-party studies to estimate residual values.  The Company monitors these values for impairment on a periodic basis and reflects any resulting reductions in value in current earnings.

Finance receivables consisted of the following (in millions):

	December 31,	September 30,
	2009	2009

Finance receivables	$62.7	$52.0
Estimated residual value	2.1	2.1
Less unearned income	(9.5)	(7.4)
Net finance receivables	55.3	46.7
Less allowance for doubtful accounts	(18.6)	(11.8)
	$36.7	$34.9

The contractual maturities of the Company’s finance receivables at December 31, 2009 were as follows: 2010 (remaining nine months) - $22.0 million; 2011 - $12.7 million; 2012 - $13.8 million; 2013 - $8.4 million; 2014 - $5.6 million and 2015 - $0.2 million.

Historically, finance receivables have been paid off prior to their contractual due dates, although that may change in the current recession.  As a result, the above amounts are not to be regarded as a forecast of future cash flows.  Provisions for losses on finance receivables are charged to income in amounts sufficient to maintain the allowance at a level considered adequate to cover losses in the existing receivable portfolio.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Notes receivable include refinancing of trade accounts and finance receivables.  As of December 31, 2009 and September 30, 2009, approximately 87% and 85%, respectively, of the notes receivable were due from two parties.  The Company routinely evaluates the creditworthiness of its customers and establishes reserves if required under the circumstances.  Certain notes receivable are collateralized by a security interest in the underlying assets and/or other assets owned by the debtor.  The Company may incur losses in excess of recorded reserves if the financial condition of its customers were to deteriorate or the full amount of any anticipated proceeds from the sale of the collateral supporting its customers’ financial obligations is not realized.

4.              Inventories

Inventories consisted of the following (in millions):

	Decenber 31,	September 30,
	2009	2009

Raw materials	$653.8	$513.4
Partially finished products	328.3	326.3
Finished products	248.5	325.2
Inventories at FIFO cost	1,230.6	1,164.9
Less: Progress/performance-based payments on U.S. government contracts	(364.2)	(317.3)
Excess of FIFO cost over LIFO cost	(60.1)	(57.9)
	$806.3	$789.7

Title to all inventories related to government contracts, which provide for progress or performance-based payments, vests with the government to the extent of unliquidated progress or performance-based payments.

Inventory includes costs which are amortized to expense as sales are recognized under certain contracts.  At December 31, 2009 and September 30, 2009, unamortized costs related to long-term contracts of $3.2 million and $3.5 million, respectively, were included in inventory.

5.              Investments in Unconsolidated Affiliates

Investments in unconsolidated affiliates are accounted for under the equity method, and consisted of the following (in millions):

	Percent-	December 31,	September 30,
	owned	2009	2009

OMFSP (U.S.)	50%	$14.6	$14.7
RiRent (The Netherlands)	50%	15.3	15.7
Mezcladoras (Mexico)	49%	5.7	6.9
		$35.6	$37.3

The investment represents the Company’s maximum exposure to loss as a result of the Company’s ownership interest.  Earnings or losses, net of related income taxes, are reflected in “Equity in (losses) earnings of unconsolidated affiliates, net of tax.”

In February 1998, concurrent with the Company’s acquisition of McNeilus Companies, Inc. (“McNeilus”), the Company and an unaffiliated third-party, BA Leasing & Capital Corporation, formed Oshkosh/McNeilus Financial Services Partnership (“OMFSP”), a general partnership, for the purpose of offering lease financing to certain customers of the Company.  Each partner contributed existing lease assets (and, in the case of the Company, related notes payable to third-party lenders, which

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

were secured by such leases) to capitalize the partnership.  Leases and related notes payable contributed by the Company were originally acquired in connection with the McNeilus acquisition.

OMFSP manages the contributed assets and liabilities and engages in new vendor lease business providing financing to certain customers of the Company.  The Company sells vehicles, vehicle bodies and concrete batch plants to OMFSP for lease to user-customers.  The Company’s sales to OMFSP were $0.6 million and $9.1 million for the three months ended December 31, 2009 and 2008, respectively.  Banks and other financial institutions lend to OMFSP a portion of the purchase price, with recourse solely to OMFSP, secured by a pledge of lease payments due from the user-lessees.  Each partner funds one-half of the approximate 4.0% to 8.0% equity portion of the cost of new equipment purchases.  Customers typically provide a 2.0% to 6.0% down payment.  Each partner is allocated its proportionate share of OMFSP’s cash flow and taxable income in accordance with the partnership agreement.  Indebtedness of OMFSP is secured by the underlying leases and assets of, and is with recourse to, OMFSP.  All such OMFSP indebtedness is non-recourse to the Company and its partner.  Each of the two general partners has identical voting, participating and protective rights and responsibilities, and each general partner materially participates in the activities of OMFSP.  For these and other reasons, the Company has determined that OMFSP is a voting interest entity.  Accordingly, the Company accounts for its equity interest in OMFSP under the equity method.

The Company and an unaffiliated third-party are joint venture partners in RiRent Europe, B.V. (“RiRent”).  RiRent maintains a fleet of access equipment for short-term lease to rental companies throughout most of Europe.  The re-rental fleet provides rental companies with equipment to support requirements on short notice.  RiRent does not provide services directly to end users.  The Company’s sales to RiRent were $1.3 million and $0.9 million for the three months ended December 31, 2009 and 2008, respectively.  The Company recognizes income on sales to RiRent at the time of shipment in proportion to the outside third-party interest in RiRent and recognizes the remaining income ratably over the estimated useful life of the equipment, which is generally five years.  Indebtedness of RiRent is secured by the underlying leases and assets of RiRent.  All such RiRent indebtedness is non-recourse to the Company and its partner.  Under RiRent’s €55.0 million bank credit facility, the partners of RiRent have committed to maintain an overall equity to asset ratio of at least 30.0% (43.4% as of September 30, 2009).

6.              Property, Plant and Equipment

The following table presents details of the Company’s property, plant and equipment (in millions):

	December 31,	September 30,
	2009	2009

Land and land improvements	$44.2	$44.2
Buildings	206.2	210.4
Machinery and equipment	444.2	442.3
Equipment on operating lease to others	54.7	56.8
Construction in progress	11.8	9.7
	761.1	763.4
Less accumulated depreciation	(366.5)	(353.2)
	$394.6	$410.2

Depreciation expense recorded in continuing operations was $18.4 million and $19.2 million for the three months ended December 31, 2009 and 2008, respectively.  Equipment on operating lease to others represents the cost of equipment sold to customers for whom the Company has guaranteed the residual value and equipment on short-term leases.  These transactions are accounted for as operating leases with the related assets capitalized and depreciated over their estimated economic lives of five to ten years.  Cost less accumulated depreciation for equipment on operating lease to others at December 31, 2009 and September 30, 2009 was $34.3 million and $38.7 million, respectively.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

7.              Goodwill and Purchased Intangible Assets

In accordance with the provisions of ASC Topic 350-20, Goodwill, the Company reviews goodwill annually for impairment, or more frequently if potential interim indicators exist that could result in impairment.  In the first quarter of fiscal 2010, the Oshkosh Specialty Vehicles (“OSV”) reporting unit experienced a significant decline in sales, operating income and orders for future sales.  The decline was primarily attributable to concerns of OSV’s mobile medical trailer customers regarding current and future levels of Medicare reimbursement for services performed by these customers.  As a result of these significant declines, the reporting unit revised its forecast to incorporate these reductions which resulted in a significant decline in projected fiscal 2010 sales and operating income.  The severity of the decline in the updated forecast, the current Medicare reimbursement environment and the uncertainty regarding the potential for passage of a health care reform bill which could further reduce Medicare reimbursement rates resulted in an interim indicator of impairment of the reporting unit that required the Company to perform additional impairment testing of goodwill and long-lived intangible assets at this reporting unit in the first quarter of fiscal 2010.

To derive the fair value of OSV, the Company utilized both the income and market approaches.  This fair value determination was categorized as level 3 in the fair value hierarchy.  Under the income approach, the Company determined fair value based on estimated future cash flows discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk of the reporting unit and the rate of return an outside investor would expect to earn.  Estimated future cash flows were based on the Company’s internal projection models, industry projections and other assumptions deemed reasonable by management.  For the OSV impairment analysis, the Company used a weighted-average cost of capital of 14.5% and a terminal growth rate of 3%.  Under the market approach, the Company derived the fair value of the reporting unit based on revenue multiples of comparable publicly-traded companies.  The final valuation was more heavily weighted towards the income approach as the Company believed the data available to apply the market approach at the time of the testing was not reliable as a result of the extreme volatility in stock prices due to the global recession and tight credit markets.

As a result of this analysis, $19.0 million of goodwill and $4.3 million of other long-lived intangible assets were considered impaired and were written off during the first quarter of fiscal 2010.  Assumptions utilized in the impairment analysis are highly judgmental.  Changes in estimates or the application of alternative assumptions could have produced significantly different results.  No interim impairment indicators were present in any of the Company’s other reporting units during the quarter, and the Company did not perform any testing on those reporting units.

The following table presents the changes in goodwill during the three months ended December 31, 2009 (in millions):

	Access	Fire &
	equipment	emergency	Commercial	Total
Balance at September 30, 2009:
Goodwill	$1,821.5	$227.8	$197.2	$2,246.5
Accumulated impairment losses	(892.5)	(100.8)	(175.9)	(1,169.2)
	$929.0	$127.0	$21.3	$1,077.3

Balance at September 30, 2009	$929.0	$127.0	$21.3	$1,077.3
Impairment losses	—	(19.0)	—	(19.0)
Translation	(4.4)	0.3	0.1	(4.0)
Balance at December 31, 2009	$924.6	$108.3	$21.4	$1,054.3

Balance at December 31, 2009:
Goodwill	$1,817.1	$220.0	$197.3	$2,234.4
Accumulated impairment losses	(892.5)	(111.7)	(175.9)	(1,180.1)
	$924.6	$108.3	$21.4	$1,054.3

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Details of the Company’s total purchased intangible assets are as follows (in millions):

	December 31, 2009
	Weighted-
	Average		Accumulated
	Life	Gross	Amortization	Net
Amortizable intangible assets:
Distribution network	39.1	$55.4	$(18.2)	$37.2
Non-compete	10.5	56.3	(48.9)	7.4
Technology-related	11.8	104.1	(38.0)	66.1
Customer relationships	12.6	581.8	(150.0)	431.8
Other	12.4	14.0	(10.5)	3.5
	14.2	811.6	(265.6)	546.0
Non-amortizable tradenames		400.1	—	400.1
Total		$1,211.7	$(265.6)	$946.1

	September 30, 2009
	Weighted-
	Average		Accumulated
	Life	Gross	Amortization	Net
Amortizable intangible assets:
Distribution network	39.1	$55.4	$(17.9)	$37.5
Non-compete	10.5	57.0	(49.0)	8.0
Technology-related	11.8	104.4	(35.9)	68.5
Customer relationships	12.6	588.2	(138.9)	449.3
Other	12.4	14.0	(10.1)	3.9
	14.2	819.0	(251.8)	567.2
Non-amortizable tradenames		400.6	—	400.6
Total		$1,219.6	$(251.8)	$967.8

The estimated future amortization expense of purchased intangible assets for the remainder of fiscal 2010 and the five years succeeding September 30, 2010 are as follows: 2010 (remaining nine months) - $45.5 million; 2011 - $60.2 million; 2012 - $60.0 million; 2013 - $57.2 million; 2014 - $55.4 million and 2015 - $55.4 million.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

8.      Credit Agreements

The Company was obligated under the following debt instruments (in millions):

	December 31,	September 30,
	2009	2009
Senior secured facility:
Revolving line of credit	$—	$—
Term loan A	—	117.7
Term loan B	1,852.6	1,902.6
Other long-term facilities	2.6	4.0
	1,855.2	2,024.3
Less current portion	(0.6)	(1.1)
	$1,854.6	$2,023.2

Current portion of long-term debt	$0.6	$1.1
Other short-term facilities	0.5	13.9
	$1.1	$15.0

In December 2006, the Company entered into a syndicated senior secured credit agreement (“Credit Agreement”) with various financial institutions, which consisted of a five-year $550.0 million revolving credit facility (“Revolving Credit Facility”) and two term loan facilities (“Term Loan A” and “Term Loan B,” and collectively, the “Term Loan Facility”).  In March 2009, the Company entered into the Second Amendment (the “Amendment”) to the Credit Agreement to provide relief under its Leverage Ratio financial covenant.  The Company believed that the Amendment was required to avoid a potential financial covenant violation at the end of its second quarter of fiscal 2009 as a result of lower demand for certain of the Company’s products due to continued weakening in the global economy and tight credit.  Terms of the Amendment also included an increase in the margin on LIBOR loans to 600 basis points, compared with 150 basis points immediately prior to the Amendment, and a requirement that the Company prepay $14.5 million and $86.0 million of debt related to Term Loan A and Term Loan B, respectively.  The Amendment also involved other changes to the Credit Agreement, including placing limitations on capital expenditures, dividends, investments and acquisitions, an increase in the frequency of mandatory prepayments, adding a Senior Secured Leverage Ratio, and requiring the grant of mortgage liens on certain real estate owned by the Company and certain of its subsidiaries.

The Amendment also added a usage fee equal to an annualized rate of 50 basis points on the aggregate principal amount of all outstanding loans under the Credit Agreement for any day on which the Company has a corporate family rating from Moody’s Investors Service of B3 with “negative” watch or lower or a corporate credit rating from Standard and Poor’s Rating Services of B- with “negative” watch or lower.  The Company’s credit ratings are reviewed regularly by these major debt rating agencies.  Moody’s Investors Service maintains a rating of B2 with “negative” outlook on the Company’s long-term debt.  Standard & Poor’s Rating Services maintains a rating of B+ with a “stable” outlook on the Company’s long-term debt.

During the first quarter of fiscal 2010, the Company prepaid the remaining balance under Term Loan A.  The remaining outstanding balance under Term Loan B at December 31, 2009 of $1,852.6 million is due December 6, 2013. At December 31, 2009, the Company had no borrowings outstanding under the Revolving Credit Facility, and outstanding letters of credit of $39.0 million reduced available capacity under the Revolving Credit Facility to $511.0 million.

Interest rates on borrowings under the Revolving Credit Facility and Term Loan Facility are variable and are equal to the “Base Rate” (which is equal to the higher of a bank’s reference rate and the federal funds rate plus 0.5%, a bank’s “Prime Rate” or the sum of 1.0% plus the “Off-Shore” rate that would be applicable for an interest period of one month beginning on such day) or the “Off-Shore” or “LIBOR Rate” (which is a bank’s inter-bank offered rate for U.S. dollars in off-shore markets) plus a specified margin.  The margin on the Revolving Credit Facility is subject to adjustment, up or down, based on whether certain financial criteria are met.  At December 31, 2009, the interest rate spread on the Revolving Credit Facility and Term Loan Facility was 600 basis points.  The weighted-average interest rate on Term Loan B borrowings outstanding at December 31, 2009 was 6.27%.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The fair value of the long-term debt is estimated based upon the market rate of the Company’s debt.  At December 31, 2009, the fair value of Term Loan B was estimated to be $1,849.1 million.

To manage a portion of the Company’s exposure to changes in LIBOR-based interest rates on its variable-rate debt, the Company entered into an amortizing interest rate swap agreement on January 11, 2007 that effectively fixes the interest payments on a portion of the Company’s variable-rate debt.  The swap, which has a termination date of December 6, 2011, effectively fixes the LIBOR-based interest rate on the debt in the amount of the notional amount of the swap at 5.105% plus the applicable spread based on the terms of the Credit Agreement, as amended (11.105% at December 31, 2009).  The notional amount of the swap at December 31, 2009 was $750 million and reduces to $250 million on December 6, 2010.

The swap has been designated as a cash flow hedge of 3-month LIBOR-based interest payments. The effective portion of the change in fair value of the derivative will be recorded in “Accumulated other comprehensive loss,” while any ineffective portion is recorded as an adjustment to interest expense. At December 31, 2009, a loss of $39.4 million ($24.9 million net of tax), representing the fair value of the interest rate swap, was recorded in “Accumulated other comprehensive loss.” The differential paid or received on the interest rate swap will be recognized as an adjustment to interest expense when the hedged, forecasted interest is recorded. Net gains or losses related to hedge ineffectiveness on the interest rate swap were insignificant for all periods presented.

Under this swap agreement, the Company will pay the counterparty interest on the notional amount at a fixed rate of 5.105% and the counterparty will pay the Company interest on the notional amount at a variable rate equal to 3-month LIBOR.  The 3-month LIBOR rate applicable to this agreement was 0.25% at December 31, 2009.  The notional amounts do not represent amounts exchanged by the parties, and thus are not a measure of exposure of the Company.  The amounts exchanged are normally based on the notional amounts and other terms of the swaps.  The variable rates are subject to change over time as 3-month LIBOR fluctuates.  Neither the Company nor the counterparty is required to collateralize its obligations under these swaps.  The Company is exposed to loss if the counterparty defaults.  However, the counterparty is a large Aa1 rated global financial institution as of the date of this filing, and the Company believes that the risk of default is remote.

The Company’s obligations under the Credit Agreement are guaranteed by certain of its domestic subsidiaries, and the Company guarantees the obligations of certain of its subsidiaries under the Credit Agreement, as amended, to the extent such subsidiaries borrow directly under the Credit Agreement.  The Credit Agreement is also secured by a first-priority, perfected lien and security interests in all of the equity interests of the Company’s active domestic subsidiaries, 65% of the equity interests of certain foreign subsidiaries of the Company and certain real property; subject to customary permitted lien exceptions, substantially all other personal property of the Company and certain subsidiaries; and all proceeds thereof.

The Credit Agreement contains various restrictions and covenants, including restrictions on the ability of the Company and certain of its subsidiaries to, among other things, consolidate or merge, create liens, incur additional indebtedness and dispose of assets.  The Credit Agreement also requires the Company to maintain the following financial ratios:

•                  Leverage Ratio: The ratio of Consolidated Indebtedness outstanding at quarter-end to Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the most recently ended four fiscal quarters, as such terms are defined in the Credit Agreement.  The Leverage Ratio is not permitted to be greater than the following:

Fiscal Quarters Ending
December 31, 2009	7.00 to 1.0
March 31, 2010	6.75 to 1.0
June 30, 2010 through June 30, 2011	6.50 to 1.0
September 30, 2011 through June 30, 2012	5.50 to 1.0
September 30, 2012 through June 30, 2013	4.25 to 1.0
Thereafter	3.75 to 1.0

As of December 31, 2009, the Company was in compliance with the Leverage Ratio with a ratio of 2.52 to 1.0.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

•                  Interest Coverage Ratio: The ratio of Consolidated EBITDA for the most recently ended four fiscal quarters to Cash Interest Expense for the most recently ended four fiscal quarters, as such terms are defined in the Credit Agreement.  The Interest Coverage Ratio is not permitted to be less than the following:

Fiscal Quarters Ending
December 31, 2009	1.49 to 1.0
March 31, 2010	1.52 to 1.0
June 30, 2010 through December 31, 2010	1.56 to 1.0
March 31, 2011 and June 30, 2011	1.70 to 1.0
September 30, 2011 through June 30, 2012	1.88 to 1.0
September 30, 2012 through June 30, 2013	2.48 to 1.0
Thereafter	2.47 to 1.0

As of December 31, 2009, the Company was in compliance with the Interest Coverage Ratio with a ratio of 3.71 to 1.0.

•                  Senior Secured Leverage Ratio: The ratio of outstanding Loans under the Credit Agreement, as amended, at quarter-end to Consolidated EBITDA for the most recently ended four fiscal quarters, as such terms are defined in the Credit Agreement.  The Senior Secured Leverage Ratio is not permitted to be greater than the following:

Fiscal Quarters Ending
June 30, 2011	5.00 to 1.0
September 30, 2011 through June 30, 2012	4.50 to 1.0
September 30, 2012 through June 30, 2013	3.25 to 1.0
September 30, 2013	3.00 to 1.0

The Senior Secured Leverage Ratio limitation is not applicable until June 30, 2011.

The Credit Agreement limits the amount of dividends, stock repurchases and other types of distributions during any fiscal year in excess of certain limits based upon the Leverage Ratio as of the end of the fiscal quarter preceding the proposed distribution.  When the Leverage Ratio as of the end of a fiscal quarter is greater than 4.0 to 1.0, then no such distribution may be made if, after giving effect to such distribution, the aggregate amount of all such payments made in such fiscal quarter would exceed the sum of $0.01 per outstanding share of the Company’s Common Stock plus $250,000 or the aggregate amount of all such payments made in the applicable fiscal year would exceed $3.85 million.  The Company suspended payment of dividends effective April 2009.

The Company is charged a 0.50% annual commitment fee with respect to any unused commitment under its Revolving Credit Facility and a 5.00% to 6.00% annual fee with respect to commercial letters of credit issued under the Revolving Credit Facility based on the Company’s Leverage Ratio.  For performance letters of credit, the annual fee is 50% of the annual fee applicable to commercial letters of credit.

9.     Warranty and Guarantee Arrangements

The Company’s products generally carry explicit warranties that extend from six months to five years, based on terms that are generally accepted in the marketplace.  Selected components (such as engines, transmissions, tires, etc.) included in the Company’s end products may include manufacturers’ warranties.  These manufacturers’ warranties are generally passed on to the end customer of the Company’s products, and the customer would generally deal directly with the component manufacturer.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Changes in the Company’s warranty liability were as follows (in millions):

	Three Months Ended
	December 31,
	2009	2008

Balance at beginning of period	$72.8	$88.3
Warranty provisions	19.5	13.5
Settlements made	(12.8)	(15.4)
Changes in liability for pre-existing warranties, net	(2.6)	1.0
Foreign currency translation adjustment	(0.3)	(1.4)
Disposition of business	(1.6)	—
Balance at end of period	$75.0	$86.0

Provisions for estimated warranty and other related costs are recorded at the time of sale and are periodically adjusted to reflect actual experience.  Certain warranty and other related claims involve matters of dispute that ultimately are resolved by negotiation, arbitration or litigation.  At times, warranty issues arise which are beyond the scope of the Company’s historical experience.  It is reasonably possible that additional warranty and other related claims could arise from disputes or other matters beyond the scope of the Company’s historical experience.

In the fire & emergency segment, the Company provides guarantees of certain customers’ obligations under deferred payment contracts and lease payment agreements to third parties.  Guarantees provided prior to February 1, 2008 are limited to $1.0 million per year in total.  In January 2008, the Company entered into a new guarantee arrangement.  Under this arrangement, guarantees are limited to $3.0 million per year for contracts signed after February 1, 2008.  These guarantees are mutually exclusive, and until the portfolio under the $1.0 million guarantee is repaid, the Company has exposure of up to $4.0 million per year.  Both guarantees are supported by the residual value of the underlying equipment.  The Company’s actual losses under these guarantees over the last ten years have been negligible.  In accordance with ASC Topic 460, Guarantees, the Company has recorded the fair value of all such guarantees issued after January 1, 2003 as a liability and a reduction of the initial revenue recognized on the sale of equipment.  Liabilities accrued since January 1, 2003 for such guarantees were not significant.

In the access equipment segment, the Company is party to multiple agreements whereby it guarantees an aggregate of $300.1 million in indebtedness of others, including $115.3 million maximum loss exposure under loss pool agreements related to both finance receivable monetizations and third-party debt.  Under the terms of these and various related agreements and upon the occurrence of certain events, the Company generally has the ability, among other things, to take possession of the underlying collateral.  At December 31, 2009 and September 30, 2009, the Company had recorded liabilities related to these agreements of $26.6 million and $26.7 million, respectively.  If the financial condition of the customers were to deteriorate and result in their inability to make payments, then additional accruals may be required.  While the Company does not expect to experience losses under these agreements that are materially in excess of the amounts reserved, it cannot provide any assurance that the financial condition of the third parties will not deteriorate resulting in the customers’ inability to meet their obligations.  In the event that occurs, the Company cannot guarantee that the collateral underlying these agreements will be sufficient to avoid losses materially in excess of the amounts reserved.  Any losses under these guarantees would generally be mitigated by the value of any underlying collateral, including financed equipment, and are generally subject to the finance company’s ability to provide the Company clear title to foreclosed equipment and other conditions.  During an economic downturn, collateral values generally decline and can contribute to higher exposure to losses.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

10.  Derivative Financial Instruments and Hedging Activities

The Company has used forward foreign exchange currency contracts (“derivatives”) to reduce the exchange rate risk of specific foreign currency denominated transactions.  These derivatives typically require the exchange of a foreign currency for U.S. dollars at a fixed rate at a future date.  At times, the Company has designated these hedges as either cash flow hedges or fair value hedges under ASC Topic 815, Derivatives and Hedging, as follows:

Fair Value Hedging Strategy – The Company enters into forward foreign exchange contracts to hedge certain firm commitments denominated in foreign currencies, primarily the Euro.  The purpose of the Company’s foreign currency hedging activities is to protect the Company from risk that the eventual U.S. dollar-equivalent cash flows from the sale of products to international customers will be adversely affected by changes in exchange rates.

Cash Flow Hedging Strategy – To protect against an increase in the cost of forecasted purchases of foreign-sourced component parts payable in Euro, the Company has a foreign currency cash flow hedging program.  The Company hedges portions of its forecasted purchases denominated in Euro with forward contracts. When the U.S. dollar weakens against the Euro, increased foreign currency payments are offset by gains in the value of the forward contracts.  Conversely, when the U.S. dollar strengthens against the Euro, reduced foreign currency payments are offset by losses in the value of the forward contracts.

At December 31, 2009, forward foreign exchange contracts designated as hedges were insignificant.

To manage a portion of the Company’s exposure to changes in LIBOR-based interest rates on its variable-rate debt, the Company entered into an amortizing interest rate swap agreement that effectively fixes the interest payments on a portion of the Company’s variable-rate debt.  The swap has been designated as a cash flow hedge of 3-month LIBOR-based interest payments and, accordingly, derivative gains or losses are reflected as a component of “Accumulated other comprehensive loss” and are amortized to interest expense over the respective lives of the borrowings.  During the three months ended December 31, 2009 and 2008, $13.7 million and $11.1 million of expense, respectively, were recorded in the Condensed Consolidated Statements of Operations as amortization of interest rate derivative gains and losses.  At December 31, 2009 and September 30, 2009, net unrealized losses remaining of $39.4 million and $50.9 million, respectively, were deferred in “Accumulated other comprehensive loss.”  See Note 8 of the Notes to Condensed Consolidated Financial Statements for information regarding the interest rate swap.

The Company has entered into forward foreign exchange currency contracts to create an economic hedge to manage foreign exchange risk exposure associated with non-functional currency denominated payables resulting from global sourcing activities.  The Company has not designated these derivative contracts as hedge transactions under ASC Topic 815, and accordingly, the mark-to-market impact of these derivatives is recorded each period in current earnings.  The fair value of foreign currency related derivatives are included in the Condensed Consolidated Balance Sheets in “Other current assets” and “Other current liabilities.”  At December 31, 2009, the U.S. dollar equivalent of these outstanding forward foreign exchange contracts totaled $86.0 million in notional amounts, including $68.4 million in contracts to sell Euro, with the remaining contracts covering a variety of foreign currencies.  At September 30, 2009, the U.S. dollar equivalent of these outstanding forward foreign exchange contracts totaled $81.5 million in notional amounts, including $69.6 million in contracts to sell Euro, with the remaining contracts covering a variety of foreign currencies.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Fair values of derivative instruments in the Condensed Consolidated Balance Sheets were as follows (in millions):

	December 31, 2009			September 30, 2009
	Other	Other	Other	Other	Other	Other
	Current	Current	Long-term	Current	Current	Long-term
	Assets	Liabilities	Liabilities	Assets	Liabilities	Liabilities
Designated as hedging instruments:
Interest rate contracts	$—	$31.8	$7.6	$—	$36.6	$14.3
Foreign exchange contracts	—	—	—	—	—	—

Not designated as hedging instruments:
Foreign exchange contracts	0.5	0.1	—	0.1	0.3	—
Total derivatives	$0.5	$31.9	$7.6	$0.1	$36.9	$14.3

The pre-tax effects of derivative instruments on the Condensed Consolidated Statements of Operations consisted of the following (in millions):

		Three Months Ended
	Classification of	December 31,
	Gains (Losses)	2009	2008
Cash flow hedges:
Reclassified from other comprehensive income (effective portion):
Interest rate contracts	Interest expense	$(13.7)	$(11.1)

Reclassified from other comprehensive income (effective portion):
Foreign exchange contracts	Cost of sales	(0.1)	—

Not designated as hedges:
Foreign exchange contracts	Miscellaneous, net	1.3	18.7
Total		$(12.5)	$7.6

11.  Fair Value Measurement

ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., exit price) in an orderly transaction between market participants at the measurement date.  ASC Topic 820 requires disclosures that categorize assets and liabilities measured at fair value into one of three different levels depending on the assumptions (i.e., inputs) used in the valuation. Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment.  The three levels are defined as follows:

Level 1:	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:

Observable inputs other than quoted prices, other than those included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

Level 3:	Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

As of December 31, 2009, the fair values of the Company’s assets and liabilities were as follows (in millions):

	Level 1	Level 2	Level 3	Total
Assets:
Foreign currency exchange derivatives (a)	$—	$0.5	$—	$0.5
Goodwill (c)	—	—	16.2	16.2
Purchased intangible assets (c)	—	—	11.9	11.9
Total assets at fair value	$—	$0.5	$28.1	$28.6

Liabilities:
Foreign currency exchange derivatives (a)	$—	$0.1	$—	$0.1
Interest rate swaps (b)	—	39.4	—	39.4
Total liabilities at fair value	$—	$39.5	$—	$39.5

(a)          Based on observable market transactions of forward currency prices.

(b)         Based on observable market transactions of forward LIBOR rates.

(c)          During the first quarter of fiscal 2010, the Company recorded a goodwill impairment charge of $19.0 million and long-lived asset impairment charges of $4.3 million.  See Note 7 of the Notes to the Condensed Consolidated Financial Statements for a discussion of the fair value measurements related to the impairment charges which was categorized as a Level 3 fair value measurement.

12.  Stock-Based Compensation

Under the Company’s 2009 Incentive Stock and Awards Plan (the “2009 Stock Plan”), officers, directors, including non-employee directors, and employees of the Company may be granted stock options, stock appreciation rights, performance shares, performance units, shares of Common Stock, restricted stock, restricted stock units or other stock-based awards.  The 2009 Stock Plan provides for the granting of options to purchase shares of the Company’s Common Stock at not less than the fair market value of such shares on the date of grant.  Stock options granted under the 2009 Stock Plan become exercisable in equal installments over a three-year period, beginning with the first anniversary of the date of grant of the option, unless a shorter or longer duration is established by the Human Resources Committee of the Board of Directors at the time of the option grant.  Stock options terminate not more than seven years from the date of grant.  Except for performance shares and performance units, vesting is based solely on continued service as an employee of the Company and generally vest upon retirement.  The maximum number of shares of stock reserved for all awards under the 2009 Stock Plan is 4,000,000.  At December 31, 2009, the Company had reserved 8,403,034 shares of Common Stock to provide for the exercise of outstanding stock options and the issuance of Common Stock under incentive compensation awards, including awards issued prior to the effective date of the 2009 Stock Plan.

The Company recognizes compensation expense for stock options, nonvested stock and performance share awards over the requisite service period for vesting of the award, or to an employee’s eligible retirement date, if earlier and applicable.  Total stock-based compensation expense included in the Company’s Condensed Consolidated Statements of Operations for the three months ended December 31, 2009 and 2008 was $3.2 million ($2.0 million net of tax) and $1.5 million ($1.0 million net of tax), respectively.

The Company granted 650 options to purchase shares of the Company’s Common Stock and issued 6,682 shares of nonvested stock during the three month period ended December 31, 2009.  The Company did not grant any share-based compensation during the three months ended December 31, 2008.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

13.  Earnings (Loss) Per Share

The following table sets forth the computation of basic and diluted weighted-average shares used in the denominator of the per share calculations:

	Three Months Ended
	December 31,
	2009	2008

Basic weighted-average shares outstanding	89,477,892	74,376,460
Effect of dilutive stock options and other equity-based compensation awards	1,335,306	—
Diluted weighted-average shares outstanding	90,813,198	74,376,460

Options to purchase 1,414,989 shares of Common Stock were outstanding during the three months ended December 31, 2009, but were not included in the computation of diluted earnings per share attributable to Oshkosh Corporation common shareholders because the exercise price of the options was greater than the average market price of the shares of Common Stock and therefore would have been anti-dilutive.  Options to purchase 4,324,372 shares of Common Stock and 60,903 non-vested shares were outstanding during the three months ended December 31, 2008, but were excluded from the computation of diluted loss per share attributable to Oshkosh Corporation common shareholders because the net loss for the period caused all potentially dilutive shares to be anti-dilutive.

Income (loss) attributable to Oshkosh Corporation common shareholders was as follows (in millions):

	Three Months Ended
	December 31,
	2009	2008
Amounts attributable to Oshkosh Corporation common shareholders:
Income (loss) from continuing operations, net of tax	$172.5	$(11.7)
Discontinued operations, net of tax	(2.9)	(8.9)
Net income (loss)	$169.6	$(20.6)

14.  Employee Benefit Plans

Components of net periodic pension benefit cost were as follows (in millions):

	U.S. Plans		Non-U.S. Plans
	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Service cost	$3.6	$2.6	$0.1	$0.1
Interest cost	2.8	2.6	0.2	0.1
Expected return on plan assets	(3.0)	(2.8)	(0.2)	(0.1)
Amortization of prior service cost	0.3	0.3	—	—
Curtailment	—	1.0	—	—
Amortization of net actuarial loss	1.0	0.6	—	—
Net periodic benefit cost	$4.7	$4.3	$0.1	$0.1

The Company expects to contribute up to $20.0 million to its pension plans in fiscal 2010 compared to $17.4 million in fiscal 2009.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Components of net periodic other post-employment benefit costs were as follows (in millions):

	Three Months Ended
	December 31,
	2009	2008

Service cost	$1.0	$0.4
Interest cost	0.7	0.6
Amortization of net actuarial loss (gain)	0.2	(0.1)
Net periodic benefit cost	$1.9	$0.9

The Company made contributions to fund benefit payments of $0.3 million and $0.2 million for the three months ended December 31, 2009 and 2008, respectively, under its other post-employment benefit plans.  The Company estimates additional contributions of approximately $0.9 million will be made under these other post-employment plans prior to the end of fiscal 2010.

15.  Income Taxes

As of December 31, 2009, total gross unrecognized tax benefits, excluding related interest and penalties, were $71.6 million, $53.9 million of which would affect the Company’s effective tax rate if recognized in future periods.  Total gross unrecognized tax benefits, excluding interest and penalties, as of September 30, 2009 were $72.8 million, $36.8 million of which would affect the Company’s effective tax rate if recognized in future periods.

The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits in “Provision for (benefit from) income taxes” in the Company’s Condensed Consolidated Statements of Operations.  At December 31, 2009, the Company had accrued $14.0 million for the potential payment of interest and penalties on gross unrecognized tax benefits.  The Company recognized $0.7 million in “Provision for (benefit from) income taxes” in the Company’s Condensed Consolidated Statements of Operations for interest and penalties for the three months ended December 31, 2009.

The Company files federal income tax returns, as well as multiple state, local and non-U.S. jurisdiction tax returns.  The Company is regularly audited by federal, state and foreign tax authorities.  The Company’s taxable years ended September 30, 2006 and 2007 are currently under audit by the Internal Revenue Service.  It is reasonably possible that the Internal Revenue Service audits for the fiscal 2006 and 2007 tax years will be completed during the next twelve months, which could result in a decrease in the Company’s unrecognized tax benefits.  During the next twelve months, it is reasonably possible that tax audit resolutions could reduce unrecognized tax benefits by approximately $20 million, either because the Company’s tax positions are sustained on audit or because the Company agrees to their disallowance.

16.  Contingencies, Significant Estimates and Concentrations

Securities Class Action - On September 19, 2008, a purported shareholder of the Company filed a complaint seeking certification of a class action lawsuit in the United States District Court for the Eastern District of Wisconsin docketed as Iron Workers Local No. 25 Pension Fund on behalf of itself and all others similarly situated v. Oshkosh Corporation and Robert G. Bohn.  The lawsuit alleges, among other things, that the Company violated the Securities Exchange Act of 1934 by making materially inadequate disclosures and material omissions leading to the Company’s issuance of revised earnings guidance and announcement of an impairment charge on June 26, 2008.  Since the initial lawsuit, other suits containing substantially similar allegations were filed.  These lawsuits have been consolidated and an amended complaint has been filed.  The amended complaint substantially expands the class period in which securities law violations are alleged to have occurred and names Charles L. Szews, David M. Sagehorn and the Company’s independent auditor as additional defendants.  On July 24, 2009, the defendants filed their motions to dismiss the lawsuit, and the motions have been fully briefed.  The motions are currently pending before the court.  The Company believes the lawsuit to be entirely without merit and plans to continue to vigorously defend against the lawsuit.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Environmental - As part of its routine business operations, the Company disposes of and recycles or reclaims certain industrial waste materials, chemicals and solvents at third-party disposal and recycling facilities, which are licensed by appropriate governmental agencies.  In some instances, these facilities have been and may be designated by the United States Environmental Protection Agency (“EPA”) or a state environmental agency for remediation.  Under the Comprehensive Environmental Response, Compensation, and Liability Act and similar state laws, each potentially responsible party (“PRP”) that contributed hazardous substances may be jointly and severally liable for the costs associated with cleaning up these sites.  Typically, PRPs negotiate a resolution with the EPA and/or the state environmental agencies.  PRPs also negotiate with each other regarding allocation of the cleanup costs.  The Company has been named a PRP with regard to one multiple-party site.  Based on current estimates, the Company believes its liability at this site will not be material and any responsibility of the Company is adequately covered through established reserves.

The Company has been addressing a regional trichloroethylene (“TCE”) groundwater plume on the south side of Oshkosh, Wisconsin.  The Company believes there may be multiple sources of TCE in the area.  TCE was detected at the Company’s North Plant facility with testing showing the highest concentrations in a monitoring well located on the upgradient property line.  In July 2009, upon completion of additional testing with favorable results at the Company’s North Plant facility, the State of Wisconsin Department of Natural Resources (“WDNR”) agreed to close its investigation of the North Plant facility and not to require any remediation at the North Plant facility at this time, provided that the Company and any subsequent owner of the North Plant facility comply with certain conditions.  The WDNR may reopen its investigation of the matter if additional evidence of contamination at the North Plant facility is discovered.  Also, as part of the regional TCE groundwater investigation, the Company conducted a groundwater investigation of a former landfill located on Company property.  The landfill, acquired by the Company in 1972, is approximately 2.0 acres in size and is believed to have been used for the disposal of household waste.  Based on the investigation, the Company believes, and the WDNR has concurred, that the landfill is not one of the sources of the TCE contamination.  As such, in March 2009, the WDNR agreed to close its investigation of the landfill as a possible source of the TCE and not to require any remediation at the landfill at this time, provided that the Company and any subsequent owner of the landfill comply with certain conditions.  The landfill will remain on the State of Wisconsin’s registry of former landfills.  The WDNR may reopen its investigation of the matter if additional evidence of contamination at the landfill is discovered.  Based upon current knowledge, the Company believes its liability associated with the TCE issue will not be material and is adequately covered through reserves established by the Company.  However, this may change as investigations by unrelated property owners and the government proceed.

At December 31, 2009 and September 30, 2009, the Company had reserves of $2.1 million and $2.1 million, respectively, for losses related to environmental matters that were probable and estimable.  The amount recorded for identified contingent liabilities is based on estimates.  Amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available.  Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating certain exposures.  Subject to the imprecision in estimating future contingent liability costs, the Company does not expect that any sum it may have to pay in connection with these matters in excess of the amounts recorded will have a materially adverse effect on the Company’s financial position, results of operations or cash flows.

Personal Injury Actions and Other - Product and general liability claims arise against the Company from time to time in the ordinary course of business.  The Company is generally self-insured for future claims up to $3.0 million per claim.  Accordingly, a reserve is maintained for the estimated costs of such claims.  At December 31, 2009 and September 30, 2009, the reserve for product and general liability claims was $41.6 million and $46.8 million, respectively, based on available information.  There is inherent uncertainty as to the eventual resolution of unsettled claims.  Management, however, believes that any losses in excess of established reserves will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Market Risks - The Company was contingently liable under bid, performance and specialty bonds totaling $243.5 million and open standby letters of credit issued by the Company’s banks in favor of third parties totaling $39.0 million at December 31, 2009.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Other Matters - The Company is subject to other environmental matters and legal proceedings and claims, including patent, antitrust, product liability, warranty and state dealership regulation compliance proceedings that arise in the ordinary course of business.  Although the final results of all such matters and claims cannot be predicted with certainty, management believes that the ultimate resolution of all such matters and claims will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.  Actual results could vary, among other things, due to the uncertainties involved in litigation.

17.  Business Segment Information

In accordance with ASC Topic 280, Segment Reporting, for purposes of business segment performance measurement, the Company does not allocate to individual business segments costs or items that are of a non-operating nature or organizational or functional expenses of a corporate nature.  The caption “Corporate” includes corporate office expenses, including share-based compensation and results of insignificant operations.  Identifiable assets of the business segments exclude general corporate assets, which principally consist of cash and cash equivalents, certain property, plant and equipment and certain other assets pertaining to corporate activities.

Summarized financial information concerning the Company’s product lines and reportable segments was as follows (in millions):

	Three Months Ended			Three Months Ended
	December 31, 2009			December 31, 2008
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Net sales:
Defense	$1,857.5	$2.2	$1,859.7	$541.1	$2.7	$543.8
Access equipment
Aerial work platforms	87.9	—	87.9	183.1	—	183.1
Telehandlers	38.8	—	38.8	110.7	—	110.7
Other (a)	73.7	527.6	601.3	74.6	—	74.6
Total access equipment	200.4	527.6	728.0	368.4	—	368.4

Fire & emergency	242.9	8.0	250.9	253.0	12.4	265.4

Commercial
Concrete placement	41.6	—	41.6	51.7	1.1	52.8
Refuse collection	80.7	—	80.7	96.5	3.7	100.2
Other	11.0	21.8	32.8	18.0	9.4	27.4
Total commercial	133.3	21.8	155.1	166.2	14.2	180.4
Intersegment eliminations	—	(559.6)	(559.6)	—	(29.3)	(29.3)
Consolidated	$2,434.1	$—	$2,434.1	$1,328.7	$—	$1,328.7

(a)          JLG intersegment sales for the three months ended December 31, 2009 are comprised of assembly of M-ATV crew capsules and complete vehicles for the defense segment.  JLG invoices defense for work under this contract, which was initiated in the fourth quarter of fiscal 2009.  These sales are eliminated in consolidation.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

	Three Months Ended
	December 31,
	2009	2008
Income (loss) from continuing operations:
Defense	$339.7	$73.7
Access equipment	13.5	(47.0)
Fire & emergency (a)	(2.2)	19.3
Commercial	3.1	0.6
Corporate	(24.4)	(21.3)
Intersegment eliminations	(4.0)	0.3
Operating income	325.7	25.6
Interest expense, net of interest income	(49.9)	(42.9)
Miscellaneous, net	0.2	3.3
Income (loss) from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	$276.0	$(14.0)

(a)          Results for the first quarter of fiscal 2010 include non-cash goodwill and long-lived asset impairment charges of $23.3 million.

	December 31,	September 30,
	2009	2009
Identifiable assets:
Defense - U.S.	$749.3	$527.5
Access equipment:
U.S.	2,184.5	1,972.2
Europe (a)	729.2	764.9
Rest of world	131.6	131.9
Total access equipment	3,045.3	2,869.0
Fire & emergency: (b)
U.S.	557.8	604.4
Europe (c)	19.8	82.4
Total fire & emergency	577.6	686.8
Commercial:
U.S. (a)	318.0	334.5
Other North America (a)	33.7	34.0
Total commercial	351.7	368.5
Corporate and other - U.S.	385.3	316.2
Consolidated	$5,109.2	$4,768.0

(a)          Includes investments in unconsolidated affiliates.

(b)         December 31, 2009 balances reflect the first quarter fiscal 2010 goodwill impairment charge of $19.0 million and long-lived asset impairment charges of $4.3 million.  See Note 7 of the Notes to the Condensed Consolidated Financial Statements for a discussion of the charges.

(c)          December 31, 2009 balance reflects the sale of BAI.

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Net sales by geographic region based on product shipment destination were as follows (in millions):

	Three Months Ended
	December 31,
	2009	2008
Net sales:
United States	$2,210.5	$1,076.5
Other North America	15.0	25.0
Europe, Africa and Middle East	154.6	150.5
Rest of world	54.0	76.7
Consolidated	$2,434.1	$1,328.7

18.  Separate Financial Information of Subsidiary Guarantors of Indebtedness

In March 2010, Oshkosh Corporation issued $250.0 million of 8.25% unsecured senior notes due 2017 and $250.0 million of 8.50% unsecured senior notes due 2020 (collectively, the “Senior Notes”).  The Senior Notes are jointly, severally and unconditionally guaranteed on a senior unsecured basis by all of Oshkosh Corporation’s existing and future subsidiaries that from time to time guarantee obligations under Oshkosh Corporation’s senior credit facility, with certain exceptions (the “Guarantors”).

The following condensed supplemental consolidating financial information reflects the summarized financial information of Oshkosh Corporation, the Guarantors on a combined basis and Oshkosh Corporation’s non-guarantor subsidiaries on a combined basis (in millions):

Condensed Consolidating Statement of Operations

For the Three Months Ended December 31, 2009

	Oshkosh	Guarantor	Non-Guarantor
	Corporation	Subsidiaries	Subsidiaries	Eliminations	Total

Net sales	$1,902.9	$1,026.2	$67.9	$(562.9)	$2,434.1
Cost of sales	1,535.9	914.7	63.5	(559.2)	1,954.9
Gross income	367.0	111.5	4.4	(3.7)	479.2
Selling, general and administrative expenses	45.0	56.3	13.5	—	114.8
Amortization of purchased intangibles	—	12.2	3.2	—	15.4
Intangible asset impairment charges	—	11.9	11.4	—	23.3
Operating income (loss)	322.0	31.1	(23.7)	(3.7)	325.7
Interest expense	(72.3)	(2.4)	(0.6)	24.5	(50.8)
Interest income	1.0	23.9	0.5	(24.5)	0.9
Miscellaneous, net	1.1	(2.6)	1.7	—	0.2
Income (loss) from continuing operations before income taxes	251.8	50.0	(22.1)	(3.7)	276.0
Provision for (benefit from) income taxes	89.6	18.1	(3.2)	(1.3)	103.2
Income (loss) from continuing operations before equity in earnings of affiliates	162.2	31.9	(18.9)	(2.4)	172.8
Equity in earnings (losses) of consolidated subsidiaries	6.0	(8.9)	—	2.9	—
Equity in earnings (losses) of unconsolidated affiliates	—	(0.2)	(0.1)	—	(0.3)
Income (loss) from continuing operations	168.2	22.8	(19.0)	0.5	172.5
Discontinued operations, net of tax	1.4	—	(4.3)	—	(2.9)
Net income (loss)	169.6	22.8	(23.3)	0.5	169.6
Net loss attributable to the noncontrolling interest	—	—	—	—	—
Net income (loss) attributable to Oshkosh Corporation	$169.6	$22.8	$(23.3)	$0.5	$169.6

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Condensed Consolidating Statement of Operations

For the Three Months Ended December 31, 2008

	Oshkosh	Guarantor	Non-Guarantor
	Corporation	Subsidiaries	Subsidiaries	Eliminations	Total

Net sales	$585.1	$623.9	$144.8	$(25.1)	$1,328.7
Cost of sales	493.5	585.7	125.3	(25.4)	1,179.1
Gross income	91.6	38.2	19.5	0.3	149.6
Selling, general and administrative expenses	34.1	55.5	18.2	—	107.8
Amortization of purchased intangibles	—	13.1	3.1	—	16.2
Intangible asset impairment charges	—	—	—	—	—
Operating income (loss)	57.5	(30.4)	(1.8)	0.3	25.6
Interest expense	(65.4)	(2.2)	(1.0)	24.5	(44.1)
Interest income	1.2	24.2	0.3	(24.5)	1.2
Miscellaneous, net	0.2	0.5	2.6	—	3.3
Income (loss) from continuing operations before income taxes	(6.5)	(7.9)	0.1	0.3	(14.0)
Provision for (benefit from) income taxes	(1.6)	(1.7)	1.4	0.1	(1.8)
Income (loss) from continuing operations before equity in earnings of affiliates	(4.9)	(6.2)	(1.3)	0.2	(12.2)
Equity in earnings (losses) of consolidated subsidiaries	(15.7)	(2.2)	—	17.9	—
Equity in earnings (losses) of unconsolidated affiliates	—	0.2	0.3	—	0.5
Income (loss) from continuing operations	(20.6)	(8.2)	(1.0)	18.1	(11.7)
Discontinued operations, net of tax	—	—	(9.1)	—	(9.1)
Net income (loss)	(20.6)	(8.2)	(10.1)	18.1	(20.8)
Net loss attributable to the noncontrolling interest	—	—	0.2	—	0.2
Net income (loss) attributable to Oshkosh Corporation	$(20.6)	$(8.2)	$(9.9)	$18.1	$(20.6)

Condensed Consolidating Balance Sheet

As of December 31, 2009

	Oshkosh	Guarantor	Non-Guarantor
	Corporation	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$671.1	$2.7	$184.3	$—	$858.1
Receivables, net	373.6	595.2	64.7	(425.6)	607.9
Inventories, net	262.6	446.5	101.4	(4.2)	806.3
Other current assets	214.7	46.8	11.7	—	273.2
Total current assets	1,522.0	1,091.2	362.1	(429.8)	2,545.5
Investment in consolidated subsidiaries	4,742.0	761.3	—	(5,503.3)	—
Intercompany	(1,976.8)	1,947.6	29.2	—	—
Intangible assets, net	—	1,605.4	395.0	—	2,000.4
Other long-term assets	127.1	344.0	92.2	—	563.3
Total assets	$4,414.3	$5,749.5	$878.5	$(5,933.1)	$5,109.2

Liabilities and Equity
Current liabilities:
Accounts payable	$853.2	$372.3	$21.8	$(423.7)	$823.6
Customer advances	680.2	159.0	0.1	—	839.3
Other current liabilities	159.4	152.6	46.2	(6.1)	352.1
Total current liabilities	1,692.8	683.9	68.1	(429.8)	2,015.0
Long-term debt, less current maturities	1,852.6	2.0	—	—	1,854.6
Other long-term liabilities	182.5	325.9	44.8	—	553.2
Equity:
Oshkosh Corporation shareholders’ equity	686.4	4,737.7	765.6	(5,503.3)	686.4
Noncontrolling interest	—	—	—	—	—
Total equity	686.4	4,737.7	765.6	(5,503.3)	686.4
Total liabilities and equity	$4,414.3	$5,749.5	$878.5	$(5,933.1)	$5,109.2

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Condensed Consolidating Balance Sheet

As of September 30, 2009

	Oshkosh	Guarantor	Non-Guarantor
	Corporation	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$340.6	$6.4	$183.4	$—	$530.4
Receivables, net	246.8	389.9	87.3	(160.2)	563.8
Inventories, net	182.3	466.9	143.2	(2.7)	789.7
Other current assets	204.0	47.1	8.2	—	259.3
Total current assets	973.7	910.3	422.1	(162.9)	2,143.2
Investment in consolidated subsidiaries	3,909.1	757.1	—	(4,666.2)	—
Intercompany	(1,134.0)	1,146.5	(12.5)	—	—
Intangible assets, net	—	1,629.0	416.1	—	2,045.1
Other long-term assets	128.3	348.5	102.9	—	579.7
Total assets	$3,877.1	$4,791.4	$928.6	$(4,829.1)	$4,768.0

Liabilities and Equity
Current liabilities:
Accounts payable	$403.1	$273.8	$37.5	$(158.6)	$555.8
Customer advances	600.7	128.8	2.4	—	731.9
Other current liabilities	150.7	153.5	71.0	(4.3)	370.9
Total current liabilities	1,154.5	556.1	110.9	(162.9)	1,658.6
Long-term debt, less current maturities	2,020.3	2.1	0.8	—	2,023.2
Other long-term liabilities	186.0	338.9	45.0	—	569.9
Equity:
Oshkosh Corporation shareholders’ equity	516.3	3,894.3	769.7	(4,666.2)	514.1
Noncontrolling interest	—	—	2.2	—	2.2
Total equity	516.3	3,894.3	771.9	(4,666.2)	516.3
Total liabilities and equity	$3,877.1	$4,791.4	$928.6	$(4,829.1)	$4,768.0

Condensed Consolidating Statement of Cash Flows

For the Three Months Ended December 31, 2009

	Oshkosh	Guarantor	Non-Guarantor
	Corporation	Subsidiaries	Subsidiaries	Eliminations	Total

Net cash provided (used) by operating activities	$502.8	$(14.7)	$17.9	$—	$506.0

Investing activities:
Additions to property, plant and equipment	(6.0)	(3.0)	(2.9)	—	(11.9)
Additions to equipment held for rental	—	(0.8)	(0.2)	—	(1.0)
Intercompany investing	0.5	11.4	(11.9)	—	—
Other investing activities	—	3.5	0.2	—	3.7
Net cash provided (used) by investing activities	(5.5)	11.1	(14.8)	—	(9.2)

Financing activities:
Repayment of long-term debt	(167.7)	(0.2)	—	—	(167.9)
Other financing activities	0.9	—	—	—	0.9
Net cash provided (used) by financing activities	(166.8)	(0.2)	—	—	(167.0)

Effect of exchange rate changes on cash	—	0.1	(2.2)	—	(2.1)
Increase (decrease) in cash and cash equivalents	330.5	(3.7)	0.9	—	327.7
Cash and cash equivalents at beginning of period	340.6	6.4	183.4	—	530.4
Cash and cash equivalents at end of period	$671.1	$2.7	$184.3	$—	$858.1

OSHKOSH CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Condensed Consolidating Statement of Cash Flows

For the Three Months Ended December 31, 2008

	Oshkosh	Guarantor	Non-Guarantor
	Corporation	Subsidiaries	Subsidiaries	Eliminations	Total

Net cash provided (used) by operating activities	$118.0	$97.6	$64.6	$—	$280.2

Investing activities:
Additions to property, plant and equipment	(3.4)	(3.2)	(3.1)	—	(9.7)
Additions to equipment held for rental	—	(5.7)	(0.2)	—	(5.9)
Intercompany investing	128.6	(90.1)	(38.5)	—	—
Other investing activities	—	1.0	(0.7)	—	0.3
Net cash provided (used) by investing activities	125.2	(98.0)	(42.5)	—	(15.3)

Financing activities:
Repayment of long-term debt	(47.3)	—	(7.8)	—	(55.1)
Net (repayments) borrowings under revolving credit facility	(25.0)	(0.2)	—	—	(25.2)
Other financing activities	(7.4)	—	—	—	(7.4)
Net cash provided (used) by financing activities	(79.7)	(0.2)	(7.8)	—	(87.7)

Effect of exchange rate changes on cash	—	(0.5)	(4.1)	—	(4.6)
Increase (decrease) in cash and cash equivalents	163.5	(1.1)	10.2	—	172.6
Cash and cash equivalents at beginning of period	26.7	3.5	58.0	—	88.2
Cash and cash equivalents at end of period	$190.2	$2.4	$68.2	$—	$260.8